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                                                                       EXHIBIT 5


                                    December 9, 1998



    Converse Inc.
    One Fordham Road
    North Reading, Massachusetts 01864

     RE: CONVERSE INC. REGISTRATION STATEMENT ON FORM S-3

    Ladies and Gentlemen:

       I am employed as General Counsel of Converse Inc., a Delaware corporation ("Converse" or the "Company"), and as such I, and attorneys working for me, have acted on behalf of Converse as counsel in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement"), which Converse proposes to file with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 360,000 shares of the Company's common stock, without par value (the "Shares") issuable upon exercise of warrants issued by the Company to certain investors in September 1998 (the "Warrants").

       This opinion is rendered in accordance with the requirements of Item 601(b) (5) of Regulation S-K of the Securities and Exchange Commission.

       I, or such attorneys working for me, have examined or considered such matters of law and fact and such corporate records, certificates and other documents as I, or they, have deemed necessary. In the course of such examination, I, and such attorneys working for me, have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as certified, photostatic or conformed copies. I have relied, as to certain legal matters, on the advice of such attorneys working for me who are more familiar with such matters.

       Based on and subject to the foregoing and the qualifications set forth below, I am of the opinion that the Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

       I am admitted to the Bar of the Commonwealth of Massachusetts, and I express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law. In that connection, you should be aware that I am not admitted to the Bar of the State of Delaware and am not an expert in the law of such jurisdiction. Accordingly, such opinions concerning the Delaware General Corporation Law are based upon my review of the Delaware General Corporation Law and my reasonable (although not necessarily complete) familiarity with the Delaware General Corporation Law as a result of my prior involvement in transactions involving such Law.

       I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-3 being filed by the Company. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    /s/  Jack A. Green
                                    ----------------------------
                                    Jack A. Green
                                    General Counsel